Exhibit 10.1

EXECUTION

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of August 26, 1996, by and between CACHE INC., a corporation organized under the laws of the State of Florida with its principal place of business at 1460 Broadway, New York, New York 10036 (the “Borrower”) and FLEET BANK, N.A. (successor in interest to National Westminster Bank NJ), a national banking association with its principal place of business at Exchange Place Centre, 10 Exchange Place, Jersey City, New Jersey 07302 (the “Bank”).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Loan and Security Agreement, dated as of December 15, 1993, as modified pursuant to Amendments, dated as of April 15, 1994, December 15, 1994, August 10, 1995 and May 10, 1996 respectively (collectively, the “1993 Loan Agreement”) the Bank has, from time to time, made loans to the Borrower and issued letters of credit on behalf of the Borrower in an aggregate principal amount of up to $8,500,000;

WHEREAS, the parties desire to amend and restate the 1993 Loan Agreement in its entirety in order to, among other things (i) provide for loans to the Borrower and the issuance of letters of credit on behalf of the Borrower in an aggregate principal amount of up to $12,000,000; and (ii) provide for the grant to the Bank of a security interest in certain assets of the Borrower upon the occurrence of an Event of Default, as hereinafter defined; and

WHEREAS, certain terms used herein shall have the meanings ascribed thereto in Section 5.1 hereof;

NOW, THEREFORE, the Borrower and the Bank hereby amend and restate the 1993 Loan Agreement in its entirety as follows:

ARTICLE 1

REVOLVING CREDIT

1.1           Loans.

(a)           Subject to the terms and conditions of this Agreement, the Bank may from time to time hereafter, make loans to the Borrower.  Each Loan may be a Prime Rate Loan, LIBOR Loan or COF Loan (each a “type” of Loan), provided, that, no more than five LIBOR Loans and COF Loans, in the aggregate may be outstanding at any time.

(b)           The total principal amount of all outstanding Loans, together with the face amount of all outstanding Letters of Credit, as hereinafter defined, shall not exceed $12,000,000; provided, however, that the Borrower shall, for one consecutive sixty day period during each of the periods listed in Column A below, maintain the daily sum of (a) the total principal amount of all outstanding Loans plus (b) the face amount of all outstanding Letters of Credit such that the average thereof for any such consecutive sixty day period does not exceed the amount set forth opposite such period in Column B below (the “Required Low Point”).

A	B
Period	Required Low Point
January 1, 1997, through December 1, 1997	$3,000,000

January 1, 1998, through December 1, 1998	$3,000,000

January 1, 1999, through December 31, 1999	$3,500,000

January 1, 2000, through December 31, 2000	$3,500,000

(c)           Subject to the provisions of Section 1.1(b), the Borrower need not repay the principal amount of any Loans until the Commitment Termination Date, provided, however, that the Borrower will be required to repay all amounts paid by the Bank on account of drafts presented under the Letters of Credit in the manner prescribed in Section 1.6 of this Agreement.

(d)           Repayment by the Borrower of principal amounts of any Loans shall not affect the ability of the Borrower to borrow and reborrow hereunder so long as the Borrower is in compliance with the terms of this agreement and so long as the sum of the total outstanding principal balance of Loans outstanding at any time and the face amounts of all outstanding Letters of Credit, does not exceed the amounts set forth in Section 1.1(b) above.

(e)           Notwithstanding the foregoing provisions of Section 1.1, subject to the acceleration of the payment thereof in accordance with the terms of this Agreement, all sums outstanding on the Commitment Termination Date shall be due and payable on that date.

(f)            In addition to the repayment of principal of the Loans, the Borrower also promises to pay interest on the unpaid Loans (including all amounts paid by the Bank on account of drafts presented under the Letters of Credit) as follows:

(1)           The Borrower will pay to the Bank interest on the unpaid principal amount of each Loan, for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a)           if such Loan is a Prime Rate Loan, the Prime Rate (as in effect from time to time) plus the Applicable Margin, and

(b)           If such Loan is a LIBOR Loan, the LIBOR Rate for the Interest Period therefor plus the Applicable Margin; and

(c)           If such Loan is a COF Loan, the COF Rate for the Interest Period therefor plus the Applicable Margin.

(2)           The rate of interest on Prime Rate Loans shall be changed effective as of the effective date of each change in the Prime Rate, as established by the Bank, without notice to the Borrower.  Any change in the Prime Rate shall not affect or alter any of the other terms and conditions of this Agreement.

(3)           Interest shall be computed on the basis of a year of 360 days for actual days elapsed.  Interest, shall be payable in arrears on each Interest Payment Date.

(4)           The Bank is hereby authorized to charge interest and any other amounts (including, without limitation, principal and fees) due under this Agreement to Borrower’s Account No. 0011301810 maintained at the Bank or in the event that there are insufficient funds in such account, then to such other accounts as may be maintained by the Borrower at the Bank on each due date.  The Bank will send the Borrower monthly debit notices.  Promptly after the determination of any interest rate provided for herein or any change therein, the Bank shall give notice thereof to the Borrower; provided, however, that the failure to give such notice shall not affect the Borrower’s obligations to make interest payments hereunder at the rates provided for herein.

(5)           At no time shall the amount of interest due or payable hereunder or under the Note exceed the maximum rate of interest allowed by applicable law, and if any such payment is inadvertently made by the Borrower or inadvertently received by the Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower notifies the Bank in writing that it elects to have such excess sum returned forthwith.  It is the express intent of this Agreement that the Borrower not pay and the Bank not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

(g)           Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, all outstanding Loans shall bear interest at the Post Default Rate, which interest shall be payable upon the demand of the Bank.

(h)           The obligations of the Borrower to the Bank under this Agreement (including, without limitation, the obligations to make payments of principal, interest and fees hereunder) are collectively called the “Liabilities” in this Agreement.

1.2           Term.

(a)           The Commitment shall continue in full force and effect until the Commitment Termination Date (unless sooner terminated as provided herein). Notwithstanding the foregoing, the availability of additional Loans and Letters of Credit after the Commitment Termination Date may, at the request of the Borrower and on notice to the Borrower, be renewed from time to time by the Bank in its sole discretion.  Unless otherwise agreed to in writing by the Borrower and the Bank, the terms of this Agreement will govern the relationship between the Bank and the Borrower upon any such renewal or renewals and until all the Liabilities are paid in full.

(b)           Notwithstanding the foregoing provisions of Section 1.2(a), the Bank has the right to terminate its obligation to make Loans and to issue Letters of Credit at any time upon the occurrence of an Event of Default hereunder.  Immediately upon the occurrence of an Event of Default, the Bank shall have all the remedies set forth in Article VII of this Agreement. Despite such termination, the Bank’s rights under this Agreement shall remain in full force and effect until all Liabilities are paid in full.

(c)           By giving the Bank 30 days’ prior written notice, the Borrower may reduce or terminate the Commitment, provided, however that each reduction in the Commitment shall be in an amount not less than $1,000,000 or an integral multiple thereof and provided further that the Commitment may not be reduced to an amount less than the sum of (a) the total principal amount of the Loans then outstanding and (b) the aggregate face amounts of all then outstanding Letters of Credit.  Despite the Borrower’s giving such notice, the Bank’s other rights under this Agreement shall remain in full force and effect until all Liabilities are paid in full.

1.3           Advances.

(a)           All Loans (and conversions of outstanding Loans from one type of Loan to another type of Loan) shall be made after written request therefor by the Borrower.  Each such request shall be given on a Business Day and shall be irrevocable and effective only upon receipt by the Bank and shall specify (i) the aggregate amount and date (which shall be a Business Day) of the Loan to be borrowed, (ii) the type of Loan to be borrowed or to which an outstanding Loan is to be converted and (iii) in the case of LIBOR Loans and COF Loans, the duration of the Interest Period therefor.  Each such request shall be given not later than 1:00 p.m. New Jersey time on the day which is not less than the number of Business Days prior to the date of such borrowing or conversion specified below opposite the type of such Loan:

Type	Number of Business Days
Prime Rate Loan	1
LIBOR Loan	3
COF Loan	3

Notwithstanding anything herein to the contrary, no notice pursuant to this Section 2.02 shall be necessary upon the expiration of the Interest Period for a LIBOR Loan or a COF Loan, as the case may be; such Loans shall automatically be converted to Prime Rate Loans but may be reconverted into LIBOR Loans or COF Loans, as the case may, be in accordance with the terms and conditions hereof.  If an Event of Default shall have occurred and be continuing, (i) each Loan which is a Prime Rate Loan shall remain a Prime Rate Loan and may not be converted to a LIBOR Loan or a COF Loan, as the case may be; and (ii) each LIBOR Loan or a COF Loan, as the case may be, shall remain a LIBOR Loan or COF Loan, as the case may be, until the expiration of the Interest Period therefor at which time it shall automatically convert to a Prime Rate Loan. Advances shall normally be disbursed by the Bank from its offices at Exchange Place Centre, 10 Exchange Place, Jersey City, New Jersey 07302, by crediting the Borrower’s direct deposit account referred to in Section 1.1(f) hereof (or paying drafts presented under the Letters of Credit) and charging the Borrower’s loan account or accounts on the Bank’s books.

(b)           All the Liabilities (including without limitation, the principal amount of the Loans, accrued interest thereon and other amounts payable hereunder) shall be payable in full on the Commitment Termination Date, unless the due date therefor is accelerated as provided in this Agreement.

(c)           Subject to the provisions of Sections 1.1(b) and 1.3(b), repayment by the Borrower of principal amounts of the outstanding Loans shall not affect the ability of the Borrower to borrow and reborrow hereunder so long as the Borrower is in compliance with the terms of this Agreement.

(d)           Anything in this Agreement to the contrary notwithstanding, the Commitment shall forthwith cease, terminate, and be extinguished upon the first occurring of (1) an Event of Default (as defined in Article VI hereof) or (2) an event which, except for the passage of time or the giving of notice, would be such an Event of Default hereunder or (3) the Commitment Termination Date.

1.4           Evidence of Indebtedness.

(a)           The Loans evidenced by the Original Revolving Note and all Loans made on or after the date hereof, shall be deemed evidenced by a Note in the form of Exhibit 1.4 hereto (the “Note”), executed on and dated the date hereof, in the principal amount of $12,000,000 made by the Borrower in favor of the Bank.  The Note is given in substitution by the Borrower for the Indebtedness evidenced by the Original Revolving Note and is accepted by the Bank for but not in cancellation, discharge or extinguishment of the Indebtedness formerly evidenced by the Original Revolving Note and now evidenced by the Note.  Despite the use of such Note, at any and all times that Loans remain outstanding (including amounts owed pursuant to drawings on the Letters of Credit), the amount due and all payments made on account of principal and interest may be entered by the Bank on records of the Bank and/or on “grids” attached to the Note.

(b)           Notwithstanding the face amount of the Note, the aggregate unpaid principal and interest amounts shown on the records of the Bank, if not objected to by the Borrower within 30 days after a monthly statement of such records is mailed to the Borrower shall be deemed an account stated and binding upon Borrower, absent manifest error. Notwithstanding the foregoing, the Bank’s failure to enter on such records the date and amount of any advance (including all amounts paid by the Bank on account of drafts presented under the Letters of Credit) shall not limit or otherwise affect the obligations of the Borrower under this Agreement to repay the principal amount of the advances including all amounts paid by the Bank on account of drafts presented under the Letters of Credit) made under this Agreement together with all interest accruing thereon.

1.5           Letters of Credit.  Subject to the terms and conditions of this Agreement, the Bank will, from time to time at the request of and for the account of Borrower, issue “clean” Letters of Credit on terms and conditions satisfactory to the Bank for the benefit of suppliers of the Borrower as designated by the Borrower from time to time (the “Letters of Credit”).  The Letters of Credit shall be used by the Borrower solely for the purchase of inventory and supplies.  The Bank’s obligation under the Letters of Credit shall be evidenced by the Letters of Credit themselves.  Borrower hereby confirms and agrees that the Letters of Credit described on Schedule 1.5 hereto shall be deemed Letters of Credit issued pursuant to this Agreement.

1.6           Repayment of Drawings Against Letters of Credit.

(a)           The amount of each draft honored by the Bank on account of the Letters of Credit shall be repaid by the Borrower within 10 days after the Bank’s written demand therefor.

(b)           In the event the Borrower defaults in the repayment of any such amount, interest shall accrue during the period from the date of any such drawing to the date that such drawing is paid in full and such drawings shall be deemed Prime Rate Loans hereunder.  All interest shall be computed on the unpaid balance of principal owing.  Interest shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed at the same rate that the Borrower pays for interest on any other Prime Rate Loans hereunder.

(c)           All payments by the Borrower to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank’s office at Exchange Place Centre, 10 Exchange Place, Jersey City, New Jersey 07302.  Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

1.7           Evidence of Obligation to Repay Advances Drawn on the Letters of Credit.  Drawings made by the beneficiaries under the Letters of Credit, all repayments of such drawings made by or on behalf of the Borrower and all other amounts due or paid on account of the Letters of Credit may be entered by the Bank on records of the Bank.  The aggregate unpaid amounts shown on the aforementioned records of the Bank shall evidence the principal, interest and other amounts owed by the Borrower on account of the Letters of Credit.  The Bank’s failure to enter any such amount on such records shall not, however, limit or otherwise affect the obligations of the Borrower under this Agreement to pay to the Bank all amounts owing on account of the Letters of Credit.

1.8           Fees for the Letters of Credit.  For the issuance of the Letters of Credit, the Borrower will pay the Bank’s standard issuance fees plus other applicable standard fees of the Bank, as such fees are in effect from time to time.

1.9           General Obligations and Indemnification Regarding the Letters of Credit.

(a)           The obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, and will remain in full force and effect until the entire principal of, and premium, if any, and interest on the Loans and all other Liabilities shall have been paid in full.  Such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or consent of the Borrower:

(1)           any lack of validity or enforceability of the Letters of Credit or any document referred to therein or related thereto or the inability of the Bank to recover payment from any person for any amounts paid by the Bank on account of the Letters of Credit;

(2)           any amendment or waiver of or any consent to departure from all or any of the Letters of Credit or any portion thereof;

(3)           the existence of any claim, setoff, defense or other rights which the Borrower or any guarantor may have at any time against (1) the Bank, (2) any beneficiary or any transferee of the Letters of Credit, (3) any persons for whom the Bank any such beneficiary or any such transferee may be acting, or (4) any other person whether in connection with the Letters of Credit or any related transactions;

(4)           any statement or any other document presented under the Letters of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(5)           payment by the Bank under the Letters of Credit against presentation of a sight draft or certificate which does not comply with the terms of the Letters of Credit, provided that such payment shall not have constituted willful misconduct or gross negligence of the Bank but provided further, however, that to the extent that the Bank has liability on account of the foregoing, the Bank will be entitled to assert against the Borrower any and all claims and rights that could have been asserted against the Borrower by any beneficiary of the Letters of Credit had such beneficiary not received payment from the Bank;

(6)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing except where caused by the willful misconduct or gross negligence of the Bank, provided, however, that to the extent that the Bank has liability on account of the foregoing, the Bank will be entitled to assert against the Borrower any and all claims and rights that could have been asserted against the Borrower by any beneficiary of the Letters of Credit had such beneficiary not received payment from the Bank.

(b)           The Bank shall be indemnified and held harmless from and against:

(1)           any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letters of Credit or the issuance of the Letters of Credit, provided that the Bank shall not be indemnified for any claims, damages, losses, liabilities, costs or expenses to the extent caused by the wilful misconduct or gross negligence of the Bank in determining whether a sight draft or certificate presented under the Letters of Credit complied with the terms of the Letters of Credit provided, however, that to the extent that the Bank has liability on account of the foregoing, the Bank will be entitled to assert against the Borrower any and all claims and rights that could have been asserted against the Borrower by any beneficiary of the Letters of Credit had such beneficiary not received payment from the Bank; and

(2)           Notwithstanding the provisions of 1.9(b) (1) above, any and all reasonable charges and expenses which the Bank may pay or incur relative to the issuance of Letters of Credit and its honoring of drafts which comply with the terms of the Letters of Credit.

1.10         Reduction of Availability.  Notwithstanding anything herein to the contrary, the Bank shall not be obligated to make any Loans requested by the Borrower or to issue any Letter of Credit requested by the Borrower if the making of such Loan or the issuance of such Letter of Credit would cause the aggregate principal amount of the outstanding Loans and the face amounts of the outstanding Letters of Credit to exceed the Commitment as then in effect.

1.11         Application of Payments.

(a)           Prior to the occurrence of an Event of Default, payments received by the Bank from or for the account of the Borrower shall be applied as directed by Borrower.

(b)           Upon the occurrence of an Event of Default, the Bank may apply all payments and other sums of money received by it from or on account of the Borrower towards the satisfaction of those Liabilities which the Bank in its sole discretion deems fit.

1.12         Additional Costs.

(a)           The Borrower shall pay the Bank from time to time such amounts as the Bank may reasonably determine to be necessary to compensate it for any costs (not otherwise included in the Reserve Requirement) which the Bank determines are attributable to its making or maintaining of any LIBOR Loans or COF Loans, or its obligation to make any LIBOR Loans hereunder or any reduction in any amount receivable by the Bank hereunder in respect of any of LIBOR Loans or COF Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which:

(i)            changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any LIBOR Loans or COF Loans (other than taxes imposed on the overall net income of the Bank for any of such Loans); or

(ii)           imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of the Bank (including any of such Loans, such obligations or any deposits referred to in the definition of “LIBOR Base Rate” in Section 5.1 hereof); or

(iii)          imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities).

The Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 1.12(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will furnish the Borrower with a certificate setting forth in reasonable detail the basis and the calculation of the amount of each request for compensation under this Section 1.12(a).  If the Bank requests compensation from the Borrower under this Section 1.12(a), the Borrower may, by notice to the Bank, suspend the obligation of the Bank to make additional Loans of the type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 1.15 hereof shall be applicable).

(b)           Without limiting the effect of the provisions of Section 1.12(a) hereof, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on LIBOR Loans or COF Loans determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes LIBOR Loans or COF Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrower, the obligation of the Bank to make additional LIBOR Loans or COF Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 1.15 hereof shall be applicable).

(c)           Determinations and allocations by the Bank for purposes of this Section 1.12 of the effect of any Regulatory Change on its costs of making or maintaining LIBOR Loans or COF Loans or on amounts receivable by it in respect of LIBOR Loans or COF Loans its costs of maintaining its obligations to make LIBOR Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

(d)           The Bank will notify the Borrower of any event that will entitle it to Additional Costs as promptly as practicable but in any event within 30 days after the Bank obtains knowledge thereof; provided that if the Bank fails to give such notice within 30 days after it obtains knowledge thereof the Bank shall only be entitled to payment of Additional Costs incurred from and after the date 30 days prior to the date that the Bank does give such notice; and provided, further, that the Bank will designate a different lending office for LIBOR Loans or COF Loans, as the case may be, if such designation will avoid or reduce the amount of Additional Costs and will not in the sole opinion of the Bank be disadvantageous to the Bank.

1.13         Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if

(a)           the Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” or “COF Rate,” as the case may be, in Section 5.1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans or COF Loans, as the case may be, as provided herein; or

(b)           the Bank determines after the date hereof (which determination shall be conclusive) that as a result of circumstances arising after the date hereof the relevant rates of interest referred to in the definition of “LIBOR Base Rate” or “COF Rate,” as the case may be, in Section 5.1 hereof upon the basis of which the rate of interest for LIBOR Loans is to be determined no longer adequately cover the cost to the Bank of making or maintaining LIBOR Loans or COF Loans, as the case may be; then the Bank shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Bank shall be under no obligation to make additional LIBOR Loans or COF Loans, as the case may be.

1.14         Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank to honor its obligation to make or maintain LIBOR Loans or COf Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank’s obligation to make LIBOR Loans or COF Loans shall be suspended until such time as the Bank may again make and maintain LIBOR Loans or COF Loans (in which case the provisions of Section 1.15 hereof shall be applicable).

1.15         Prime Rate Loans Pursuant to Sections 1.12 and 1.14.  If the obligation of the Bank to make LIBOR Loans or COF Loans, as the case may be, shall be suspended pursuant to Section 1.12 or 1.14 hereof, all Loans which would otherwise be made as LIBOR Loans and/or COF Loans, as the case may be, shall be made instead as Prime Rate Loans (and, if the event referred to in Section 1.12(b) or 1.14 hereof has occurred and the Bank so requests by notice to the Borrower, all LIBOR Loans and/or COF Loans, as the case may be, then outstanding to the extent required by the applicable Regulatory Change shall be automatically converted, on the date specified by the Bank, in such notice, into Prime Rate Loans.

1.16         Compensation.  The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines are attributable to:

(a)           any payment or conversion of a LIBOR Loan or COF Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Article 7 hereof) made by the Bank on a date other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower to borrow a LIBOR Loan or COF Loan or to convert any Loan into a LIBOR Loan or COf Loan, as the case may be, for any reason (including, without limitation, the acceleration of the Loans pursuant to Article 7 hereof) on the date for such borrowing or conversion specified in the relevant request for borrowing or conversion given pursuant to Section 1.3 hereof.

Without limiting the effect of the preceding sentence hereof, such compensation shall include, with respect to the LIBOR Loan or COF Loan so paid, converted or not borrowed, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan for the period from the date of such payment, conversion or failure to borrow to the end of the Interest Period of such Loan over (ii) the interest component (as reasonably determined by the Bank) of the amount (as reasonably determined by the Bank) the Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and maturities comparable to such period.

1.17         Payments in Respect of Increased Costs.  In the event that the Bank shall have determined that any Regulatory Change regarding reserves, capital adequacy, special deposit or other similar requirement(s) or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive regarding any such requirements (whether or not having the force of law, so long as the Bank reasonably believes that compliance therewith is necessary) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on the Bank’s capital as a consequence of its Commitment or any of its obligations hereunder to a level below that which the Bank could have achieved but for such law or change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy or other similar requirements) by an amount deemed by the Bank in the exercise of reasonable discretion to be material, then from time to time, upon submission by the Bank to the Borrower of a written demand therefor which sets forth in reasonable detail the basis for such request and the computation of the amount requested (the amounts set forth in any such demand shall be presumptive evidence thereof, absent manifest error), the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost relating to this Agreement from the date of such event, together with any late charge applicable thereto as provided in Section 4.3 hereof and thereafter such similar payments requested by the Bank on the basis set forth above.

1.18         Use of Proceeds.  The proceeds of the Loans hereunder shall be used by the Borrower solely for working capital purposes of the Borrower including, without limitation, the payment of interest, fees and expenses relating to this Agreement and the Loans hereunder.

ARTICLE 2

CONDITIONS PRECEDENT AND COLLATERAL

2.1           Initial Loans.  The obligation of the Bank to make the initial Loans hereunder and to issue an initial Letter of Credit is subject to the receipt by the Bank of the following documents and other items, each of which shall be satisfactory to the Bank in form and substance:

(a)           Borrower Matters.  A certificate from the Borrower certifying (i) its certificate of incorporation and bylaws and its director resolutions or other authorizations with respect to this Agreement and the transactions contemplated hereunder and (ii) the name and authorized signature of each of its officers authorized to sign this Agreement, the Note and the Security Documents, as the case may be, and who will, until replaced by another officer or representative duly authorized for that purpose, act as its representative for purposes of signing documents and giving notices and other communications in connection with the transactions contemplated hereby.  The Bank may conclusively rely on such certificates until it receives notice in writing from the Borrower to the contrary.

(b)           No Default Certificate.  A certificate of the President, any Vice President or Treasurer of the Borrower to the effect set forth in clauses (a) and (b) of the first sentence of Section 2.2 hereof.

(c)           Note.  The Note duly completed and executed.

(d)           Security Agreement.  The Security Agreement, duly executed and delivered by the Borrower.

(e)           UCC Financing Statements.  UCC-1 financing statements naming the Borrower as debtor and executed by the Borrower and the Bank as the secured party in proper form for filing in such jurisdictions as the Bank may reasonably request, and copies of UCC filing searches against the Borrower, as debtor, conducted in each jurisdiction described above demonstrating as at a recent date the existence of no other financing statements against the Borrower.

(f)            Intercreditor Agreement.  An Amended and Restated Intercreditor and Subordination Agreement (the “Intercreditor Agreement”), duly executed and delivered by the Borrower and Joseph Saul.

(g)           Good Standing.  Certificates issued by the Secretaries of the States of New Jersey, New York, and Florida such certificates showing the Borrower to be duly qualified to do business and in good standing in such States.

(h)           Guarantees.  Guarantees of the Liabilities executed by each of the Subsidiaries of the Borrower.

(i)            Other Documents.  Such other documents as the Bank or counsel to the Bank may reasonably request.

(j)            Commitment Fee.  The fee referred to in Section 8.13(a) hereof.

(k)           Legal Fees.  The Borrower shall have either paid directly to or reimbursed the Bank for the fees and disbursements of Bank’s counsel, Windels, Marx, Davies & Ives incurred in connection with the preparation, execution and delivery of the Loan Documents.

2.2           Initial and Subsequent Loans.  The obligation of the Bank to make Loans to the Borrower upon the occasion of each borrowing hereunder (including the initial borrowing) and to issue Letters of Credit upon the occasion of each issuance of a Letter of Credit is subject to the further conditions precedent that, as of the date of such Loans (or issuance) and after giving effect thereto:  (a) no Event of Default (or event which could become an Event of Default after the giving of notice and/or the passage of time) shall have occurred and be continuing; (b) the representations and warranties made by the Borrower in Article 3 hereof shall be true in all material respects on and as of the date of the making of such Loans with the same force and effect as if made on and as of such date (except to the extent such representations expressly relate to the date hereof or any specified earlier date); and (c) all legal matters incident to the Loans shall be reasonably satisfactory to counsel to the Bank.  Each notice of borrowing by the Borrower hereunder shall include a certification and representation by the Borrower to the effect set forth in clauses (a) and (b) of the immediately preceding sentence (both as of the date of such notice and, unless the Borrower otherwise notifies the Bank prior to the date of such borrowing, as of the date of such borrowing).

2.3           Security Documents.

(a)           Intentionally Omitted.

(b)           Upon the occurrence of an Event of Default, the Bank shall have the option, in addition to all of the rights and remedies available to it at law, in equity or under this Agreement, to acquire a Lien upon the Borrower’s accounts receivable and inventory (collectively, the “Collateral”) pursuant to a Security Agreement in the form and substance satisfactory to the Bank.  Notwithstanding the execution and delivery by the Borrower of the Security Agreement and selected financing statements pursuant to Section 2.1 hereof, the Security Agreement shall be of no force and effect and the financing statements shall not be filed until the occurrence of an Event of Default.

(c)           The Borrower will pay as they become due (or, if the same are being contested in good faith by proper proceedings, provide adequate reserves for) all taxes, assessments, levies and other governmental charges, by whatever name called, that may at any time be lawfully assessed or levied against or with respect to the Collateral or any other property acquired by the Borrower in substitution for, as a renewal or replacement of, or modification, improvement or addition to the Collateral.

(d)           The Borrower agrees that in the event that the Collateral or any part thereof shall be damaged or partly or totally destroyed there shall be no abatement or reduction in the amounts payable hereunder and the Borrower shall continue to be obligated to make such payments.

(e)           During such time that the Bank has a Lien on inventory, the Borrower agrees to keep all of the Collateral insured, at its own cost and expense, for the benefit of the Bank, and in such amounts, with such companies, and against such risks as may be acceptable to the Bank, and deliver to the Bank certificates of insurance or, at the request of the Bank, the policies evidencing such insurance.  During such time that the Bank has a Lien on inventory, the Bank shall be named as loss payee and an additional insured, as its interests may appear.  During such time that the Bank has a Lien on inventory, all policies shall provide that the Bank will be given 30 days notice prior to the non-renewal or cancellation of any policy.  If the Borrower fails to take the action called for herein, the Bank may, in its discretion obtain insurance covering the Bank’s interest in the Collateral) and the amount of the premium for said insurance shall be added to the Liabilities.  During such time that the Bank has a Lien on inventory and no Event of Default shall have occurred and be continuing, the proceeds of any such insurance resulting from a loss of 50% or more of the Borrower’s inventory may, at the discretion of the Bank, be applied on account of the Liabilities or used to repair or replace the Collateral which was destroyed, giving rise to such proceeds.  Upon the occurrence and during the continuance of an Event of Default, the proceeds of any such insurance may, at the discretion of the Bank, be applied on account of the Liabilities or used to repair or replace the Collateral which was destroyed, giving rise to such proceeds.

ARTICLE 3
REPRESENTATIONS

In order to induce the Bank to enter into this Agreement and to perform its obligations hereunder, the Borrower makes the following representations to the Bank each and all of which shall survive the execution and delivery of this Agreement:

3.1           Due Organization, Etc.

(a)           The Borrower is a corporation duly organized and validly existing under the laws of the State of Florida with its principal corporate place of business at 1460 Broadway, New York, New York 10036;

(b)           Except as set forth on Exhibit 7.02 hereto, as at the date hereof, the Borrower has no Subsidiaries.

3.2           Good Standing.  The Borrower is in good standing under the laws of the state of its incorporation.

3.3           Qualification.  The Borrower is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified.

3.4           Power and Authority.  The Borrower has full corporate power and authority to execute, deliver and perform this Agreement and any note, instrument or agreement required hereunder, and to perform and observe the terms and provisions hereof and thereof.  The making and performance by the Borrower of this Agreement, the Loan Documents to which it is a party, the Note and the borrowing hereunder, and the granting to the Bank of the Lien on in the Collateral under the Security Documents, have been duly authorized by all necessary corporate action and do not and will not violate any provision of law, rules, regulations or orders applicable to the Borrower; or result in the breach of, or constitute a default or require any consent under, any indenture or other agreement or instrument by which the Borrower or any of its properties may be bound or affected; or result in, or require, the creation or imposition of any Lien upon or with respect to any properties of the Borrower (other than the Liens on the Collateral created by the Security Documents).

3.5           Third Party Consents.  No consent or approval of any trustee or holder of any indebtedness or obligation of the Borrower is necessary in connection with the execution and delivery of this Agreement and any note, instrument or agreement required hereunder, or any transaction contemplated hereby, with the exception of any consents or approvals which may have been obtained and certified copies of which have been delivered to the Bank.

3.6           Governmental Consents.  No consent, permission, authorization, order or license of any governmental authority is necessary in connection with the execution and delivery of this Agreement and any note, instrument or agreement required hereunder, or any transaction contemplated hereby, except as may have been obtained and certified copies of which have been delivered to the Bank.

3.7           Conflicts.  There is no provision of any indenture or material agreement, written or oral, to which the Borrower is a party or under which it is obligated which would be contravened by the execution and delivery of this Agreement or any note or other instrument or agreement required hereunder, or by the performance of any provision, condition, covenant or other term hereof or thereof.

3.8           Compliance with Law.

(a)           There is no judgment, decree or order of any court or agency binding on the Borrower which would be contravened by the execution and delivery of this Agreement or any note or other instrument or agreement required hereunder, or by the performance of any provision, condition, covenant or other term hereof or thereof.

(b)           There is no statute, rule or regulation binding on the Borrower which would be contravened by the execution and delivery of this Agreement or any note or other instrument or agreement required hereunder, or by the performance of any provision, condition, covenant or other term hereof or thereof.

3.9           Title.  The Borrower has good and marketable title to its inventory, and none of said inventory is subject to any Lien, security interest, encumbrance, charge or title retention or other security agreement or arrangement of any character.

3.10         Taxes.

(a)           The Borrower has timely filed all returns and information and other reports required of it under all Federal, State, local and foreign tax laws to which it is subject;

(b)           all such returns and reports are true, correct and complete in all material respects;

(c)           there are not now in effect any extensions of time in which to assess additional taxes;

(d)           the Borrower has paid or made adequate provision for the full payment of all fees, taxes, interest and penalties which have been incurred or are due and payable by it or which have been asserted or proposed to be asserted against it;

(e)           liability for taxes shown on the most current financial statements of the Borrower submitted to the Bank is sufficient for the payment of all Federal, State, local and foreign taxes attributable or with respect to all periods, or portions thereof, prior to the date of such financial statements remaining unpaid as of such date and any interest thereon to such date;

(f)            except for periodic audits with respect to collection of state sales and use taxes, the Borrower is not now being audited by any tax authority; and

(g)           there are pending no unresolved issues arising from prior or present audits, except as set forth in the most current financial statements of the Borrower submitted to the Bank and except as set forth on Schedule 3.10 attached hereto.

3.11         Litigation.  The Borrower has not received any written notice of any action or proceeding which is now pending or, to the knowledge of the Borrower threatened against the Borrower at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators other than claims covered by insurance or which, if adversely determined, would not have a material adverse effect on the business or financial condition of the Borrower.

3.12         Defaults.

(a)           No event has occurred and is continuing which would constitute an Event of Default or which, upon a lapse of time and notice, if applicable, would become such an Event of Default.

(b)           No borrowing by the Borrower under this Agreement constitutes an event of default under any material agreement to which the Borrower is a party.

3.13         Financial Condition.  Borrower’s Form 10Q for the period ended June 30, 1996 is complete and correct in all material respects, and the financial statements contained therein have been prepared in accordance with generally accepted accounting principles and practices consistently applied and fairly represent the financial condition of the Borrower as of the date thereof and for the period indicated.  Since June 30, 1996 there has been no material adverse change in Borrower’s financial condition sufficient to impair its ability to repay all of the Liabilities.  The Borrower does not have any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in the Form 10Q.

3.14         ERISA.

(a)           Neither the Borrower nor any employee benefit plan maintained by the Borrower is in violation of any of the provisions of ERISA, and no prohibited transaction (within the meaning of Title I of ERISA or the Code) has occurred and is continuing with respect to any such plan, in each instance where such violation or prohibited transaction or any liabilities resulting directly or indirectly therefrom individually or in the aggregate might have a material adverse effect on the business, results of operations, prospects, financial condition or any material asset of the Borrower or on the ability of the Borrower to execute this Agreement or consummate any of the transactions contemplated hereby.

(b)           With respect to each employee benefit plan within the meaning of Section 3(3) of ERISA maintained by the Borrower:

(1)           all reports forms or other information required to be filed with any government agency or to be distributed or made available to any plan participant or beneficiary by the Borrower has been filed, distributed or made available;

(2)           all such plans have been amended to the extent currently required by the applicable provisions of ERISA and the Code;

(3)           the Borrower has made all contributions required to be made with respect to each such plan; and

(4)           with respect to each group health plan maintained by Borrower, the requirements of Sections 601 through 608 of ERISA have been complied with.

(c)           Neither the Borrower nor any officer, director or other employee of Borrower, nor any “party in interest” or “disqualified person”, as such terms are defined in Section 3 of ERISA and Section 4975 of the Code, has, with respect to any employee benefit plan maintained by Borrower, engaged in or been a party to any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which the Borrower or any officer, director or other employee of Borrower, or any employee benefit plan maintained by the Borrower could, directly or indirectly, be subject to either a penalty, assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code.

(d)           The present value (determined using actuarial and other assumptions which are currently reasonable in respect to the benefits provided and the employees participating) of the liability of the Borrower for post-retirement benefits to be provided to its current and former employees under benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such benefit plans allocable to such benefits.

3.15         Indebtedness.  The Borrower is indebted to Joseph Saul in the aggregate amount of $2,000,000.  This debt is evidenced by a $1,750,000 note dated November 16, 1990 and a $250,000 note dated November 19, 1991, the originals of which have been delivered to the Bank.

3.16         Margin Stock.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loans hereunder will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

3.17         Binding Agreements.  This Agreement constitutes, and the Note and the Loan Documents to which the Borrower is a party when executed and delivered by the Borrower will constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except insofar as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.18         Environmental Laws.  The Borrower does not own any real property. Except as consistent with applicable Environmental Laws and Regulations, to the best of the Borrower’s knowledge, no Hazardous Substances are present on or below the surface of the leased premises included in the Borrower’s assets. To the best of Borrower’s knowledge, none of the soil, ground water, or surface water of such leased premises, is contaminated in any material respect by any Hazardous Substance and there is no reasonable potential for such contamination from neighboring property.  To the best of Borrower’s knowledge, there are no incinerators, septic tanks, or cesspools located on such leased premises, all sewage is discharged into a public sanitary sewer system, and no Hazardous Substances are emitted, discharged or released in any material respect from such leased premises, directly or indirectly, into the atmosphere or any body of water.  Neither the Borrower nor, to the best of the Borrower’s knowledge, any present or former owner or operator of such leased premises, has been identified as a potentially responsible party for cleanup liability with respect to the emission, discharge, or release of any Hazardous Substance which could materially impair the Borrower’s ability to repay the Loans hereunder.  As of the date hereof, no permits, licenses, or other authorizations issued pursuant to the Environmental Laws and Regulations are required for Borrower’s ownership, present use of or occupancy in any material respect of such leased premises.

3.19         Full Disclosure.  None of the financial statements, nor any certificate, opinion, or any other statement made or furnished to the Bank by or on behalf of the Borrower in connection with this Agreement or the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made.  There is no fact now known to the Borrower which has, or would in the now foreseeable future have, a material adverse effect on the business, prospects or condition, financial or otherwise, of the Borrower, which fact has not been set forth herein, in the Financial Statements, or any certificate, opinion, or other written statement so made or furnished to the Bank.

3.20         Government Regulation.  Neither the Borrower nor any of its Subsidiaries nor any Person controlling the Borrower or any of its Subsidiaries or under common control with the Borrower or any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act or any statute or regulation which regulates the incurring by the Borrower of Indebtedness for borrowed money.

ARTICLE 4
COVENANTS

The Borrower covenants and agrees that until the full and final payment of the Liabilities, unless the Bank waives compliance in writing:

4.1           Payment.  The Borrower will repay the Loans, all amounts drawn against any of the Letters of Credit and all other Liabilities according to the terms hereof and the Note.

4.2           Maintenance.  The Borrower will maintain, preserve and keep its properties and assets or cause the same to be maintained, preserved and kept in good repair, working order and condition excepting reasonable wear and tear.

4.3           Taxes.  The Borrower will pay as they become due (or, if the same are being contested in good faith by proper proceedings, provide adequate reserves for) all taxes assessments, levies and other governmental charges, by whatever name called, that may at any time be lawfully assessed or levied against or with respect to the Borrower.

4.4           Mergers, Etc. The Borrower will maintain all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, conduct its business in an orderly and regular manner, not dissolve or otherwise dispose of all or a substantial part of its assets. The Borrower will maintain its corporate existence and will not (a) consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it or (b) acquire all or substantially all of the assets of any Person except that the Borrower may make acquisitions of the assets or the stock of such Person otherwise prohibited by this Section provided, that (i) such acquisition(s) is made for cash in an amount not greater than $1,000,000 in the aggregate, (ii) the Borrower remains the surviving entity of any such acquisition and (iii) the combined financial statements of the Borrower and the Person evidence proforma compliance with all of the terms of this Agreement for the combined entities, as determined by the Bank.

4.5           Financial Statements.

(a)           The Borrower will deliver to the Bank, within 90 days after the close of each fiscal year of Borrower, its “10K” Balance Sheet and Income, Profit & Loss Statement duly audited on a certified basis by a certified public accountant or firm of certified public accountants, acceptable to the Bank, showing the assets and liabilities of the Borrower as of the close of said fiscal year and the results of its operations during said fiscal year. Said statements shall be prepared in accordance with generally accepted accounting principles and practices consistently applied over the entire period to which they relate.

(b)           The Borrower will deliver to the Bank, within 45 days after the close of each fiscal quarter of Borrower, its “10Q” Balance Sheet and Income, Profit & Loss Statement prepared internally by the management of the Borrower showing the assets and liabilities of the Borrower as of the close of said fiscal quarter and year-to-date and the results of its operations during said fiscal quarter and year-to-date.  Said statements shall be prepared in accordance with generally accepted accounting principles and practices consistently applied over the entire period to which they relate, subject only to year end adjustment.

(c)           The Borrower will submit to the Bank, together with the financial statements required under clauses (a) and (b) of this Section 4.5, a certificate signed by the Chief Financial Officer of the Borrower to the effect that all warranties and representations made by the Borrower to the Bank in this Agreement remain true, correct and complete and that the Borrower is in compliance therewith and, and none of the Borrower’s covenants (including financial covenants), have been breached or violated, or if any such warranty or representation is no longer true, correct or complete or if any such covenant has been breached, specifying the nature thereof and stating what action is proposed with respect thereto. The Borrower’s compliance with the provisions of this Section 4.5 shall not be deemed a cure of its failure to comply with the underlying obligations which have been breached or violated.

(d)           The Borrower will deliver to the Bank, within 30 days after the close of each calendar month, a statement setting forth in reasonable detail the Borrower’s receivable, inventory, accounts payable, Indebtedness payable to (or from) its officers and directors and its Indebtedness to banks (including the Bank) or other financial institutions.

4.6           Litigation.  The Borrower will notify the Bank in writing within a reasonable time (which shall in no event exceed ten business days) of the commencement of any litigation against the Borrower which, if determined adversely to it would result in its dissolution or liquidation, prevent or materially impair it from conducting its business substantially as now conducted, prevent or materially impair the Borrower from repaying the Loans, amounts which may be drawn against any of the Letters of Credit and other Liabilities or otherwise faithfully performing its obligations under this Agreement or result in a material adverse change in Borrower’s business or financial condition or affairs or creditworthiness. Without intending to limit the generality of the foregoing, any litigation which seeks monetary damages (whether compensatory or punitive) from the Borrower in an aggregate amount in excess of $100,000.00 which is not covered by insurance shall be deemed to constitute litigation of a character which must be reported to the Bank.

4.7           Additional Information.  The Borrower shall deliver to the Bank:

(1)           Promptly upon receipt thereof, copies of all other material reports, including management letters, submitted to the Borrower by its independent certified public accountants in connection with any annual, interim or special audit of the books of the Borrower made by such accountants.

(2)           As soon as possible, and in any event within 10 days after the Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior officer of the Borrower setting forth details respecting such event or condition and the action, if any, which the Borrower or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or any ERISA Affiliate with respect to such event or condition):

(i)  any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

(ii)  the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

(iii)  the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate or a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)  the complete or partial withdrawal by the Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

(v)  the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days.

(vi)  any Person shall have engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code; and

(vii)  any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan.

(3)           Promptly after their becoming available, copies of financial statements and proxy statements which the Borrower shall have sent to its stockholders generally.

(4)           As soon as possible, and in any event within 10 days after the Borrower knows that any of the events or conditions set forth below have occurred or exist, a statement signed by a senior officer of the Borrower setting forth details respecting such event or condition and the action which the Borrower (or the applicable Affiliate) proposes to take with respect thereto (and a copy of any notices or other communications received or given by the Borrower or the applicable Affiliate with respect thereto):

(i)  any judgment, action, proceeding or investigation pending before any court or governmental authority, bureau or agency, including, without limitation, any environmental regulatory body, with respect to or threatened against or affecting the Borrower or any of its Affiliates or relating to the assets or liabilities of any of them (including, without limitation, in respect of any “facility” owned, leased or operated by any of them under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under any state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or hazardous waste or chemical substance, pollutant or contaminant into the environment, or with the generation, storage or disposal of any toxic or hazardous wastes or other chemical substances), which could have a material adverse effect on the business or financial condition of the Borrower or materially impair the value of any of the Collateral; and

(ii)  any liability or threatened liability of the Borrower or its Affiliates (a) under any applicable law for any release of a hazardous substance caused by the seeping, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, or (b) for the costs of any cleanup or other remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over the Borrower or its Affiliates to prevent or minimize any actual or threatened release by the Borrower or its Affiliates of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment which could in either case have a material adverse effect on the business or financial condition of the Borrower.

(5)           Promptly after the Borrower has knowledge of the occurrence of any Event of Default or any material adverse change in the business or financial condition of the Borrower, a statement of a senior officer of the Borrower describing such Event of Default or material adverse change, as the case may be, and the action which the Borrower proposes to take with respect thereto.

4.8           Compliance.  The Borrower will at all times comply with, or cause to be complied with, all laws, statutes, rules, regulations applicable to it and all orders and directions of any governmental authority having jurisdiction over it and its business.  Without limiting the generality of the foregoing, the Borrower will operate all property owned or leased by it such that no material obligation, including a cleanup obligation, shall arise under any Environmental Law and Regulation, which obligation would constitute a Lien or charge (prior to that in favor of the Bank under the Security Documents) on any property of the Borrower.

4.9           Access to Properties.  Upon reasonable notice and during normal business hours and in a way that will not materially interfere with the Borrower’s business operations, the Bank shall have full access to, and the right, through its officers, agents, attorneys or accountants to enter upon Borrower’s premises and from time to time, for the purpose of examining Borrower’s records concerning the Collateral and for inspecting the Collateral and any and all records.

4.10         Reports.  The Borrower shall supply to the Bank on forms supplied by the Bank or otherwise acceptable to the Bank, such information as the Bank may request on a frequency requested by the Bank.  Such information may include, but is not limited to, information concerning each store and the performance of each such store.

4.11         Books and Records.  After reasonable notice and during normal business hours and in a way that will not materially interfere with the Borrower’s business operations, the Bank shall have full access to, and the right, through its officers, agents, attorneys or accountants and at Borrower’s expense to examine, check, inspect and make abstracts and copies from Borrower’s books, accounts, orders, records, audits, correspondence, and all other papers and, in furtherance of the foregoing, to enter upon Borrower’s premises during business hours and from time to time, for the purpose of examining all of Borrower’s records.

4.12         Debt Ratio.

(a)           The Borrower will not permit the Debt Ratio to exceed 1.00 to 1 as at the end of any fiscal quarter.

(b)           The Bank will determine compliance with the foregoing based on the financial information which the Borrower is required to submit to the Bank.

4.13         Tangible Net Worth.

(a)           The Borrower will not permit its Tangible Net Worth as at any date set forth in Column A below to be less than the amount set forth in Column B below.

A	B
Minimum Tangible
Date	Net Worth

August 26, 1996	$19,000,000

December 31, 1996	$20,000,000

December 31, 1997	$23,000,000

December 31, 1998	$26,000,000

December 31, 1999 and thereafter	$30,000,000

(b)           The Bank will determine compliance with the foregoing based on the financial information which the Borrower is required to submit to the Bank. If on any determination date, Borrower is not in compliance with this covenant, the Bank shall permit Borrower to incur up to $2,000,000 of Subordinated Indebtedness within 30 days after such non-compliance if it is determined that the incurrence of such Subordinated Indebtedness will cure such Event of Default.

4.14         Current Ratio.

(a)           The Borrower shall not permit the ratio of the Borrower’s current assets to current liabilities (including, without limitation, all Liabilities and other long term loans owing to Persons other than the Bank), as of the end of any fiscal quarter, to be less than 1.15:1.

(b)           The Bank will determine compliance with the foregoing based on the financial information which the Borrower is required to submit to the Bank.

4.15         Capital Expenditures.

(a)           The Borrower shall not make capital expenditures in excess of $4,150,000 for the nine months ending September 30, 1996.

(b)           The Borrower shall not make capital expenditures in excess of $5,500,000 for the fiscal year ending December 31, 1996.

(c)           The Borrower shall not make capital expenditures in excess of $2,050,000 for the fiscal quarter ending March 31, 1997.

(d)           The Borrower shall not make capital expenditures in excess of $3,800,000 for the six months ending June 30, 1997.

(e)           The Borrower shall not make capital expenditures in excess of $5,800,000 for the nine months ending September 30, 1997.

(f)            The Borrower shall not make capital expenditures in excess of $7,200,000 for the fiscal year ending December 31, 1997.

(g)           The Borrower shall not make capital expenditures in excess of $2,550,000 for the fiscal quarter ending March 31, 1998.

(h)           The Borrower shall not make capital expenditures in excess of $4,150,000 for the six months ending June 30, 1998.

(i)            The Borrower shall not make capital expenditures in excess of $6,150,000 for the nine months ending September 30, 1998.

(j)            The Borrower shall not make capital expenditures in excess of $8,300,000 for the fiscal year ending December 31, 1998.

(k)           The Borrower shall not make capital expenditures in excess of $3,050,000 for the fiscal quarter ending March 31, 1999.

(l)            The Borrower shall not make capital expenditures in excess of $5,650,000 for the six months ending June 30, 1999.

(m)          The Borrower shall not make capital expenditures in excess of $8,650,000 for the nine months ending September 30, 1999.

(n)           The Borrower shall not make capital expenditures in excess of $10,550,000 for the fiscal year ending December 31, 1999 and for each fiscal quarter thereafter.

(o)           The Borrower shall not make any capital expenditures during the period commencing January 1, 2000 until and including January 31, 2000.

(p)           The Bank will determine compliance with the foregoing based on the financial information which the Borrower is required to submit to the Bank.

4.16         Debt Service. The Borrower will cause Debt Service Coverage as at the end of any fiscal quarter beginning the fiscal quarter ending September 30, 1996 to be not be less than 375%.

(b)           The Bank will determine compliance with the foregoing on a rolling four quarter basis, based on the financial information which the Borrower is required to submit to the Bank.

4.17         Transactions with Affiliates. The Borrower will not directly or indirectly:  (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that the Borrower may enter into any transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business, if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower as the monetary or business consideration which would obtain in a comparable arms length transaction with a Person not an Affiliate.

4.18         Restricted Payments. The Borrower will not make any Restricted Payments at any time.

4.19         Liens. The Borrower will not suffer to exist any Lien, encumbrance, mortgage or security interest on any property in which the Bank has (or could, pursuant to Section 2.3 hereof, have) a Lien under this Agreement other than Carrier’s warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings.

4.20         Accounts Receivable. The Borrower shall not dispose of more than $100,000 of its accounts receivable in any fiscal year. If the Borrower disposes of any accounts receivable it shall be for a sale price not less than 85% of the face amount thereof.

4.21         Guarantees. The Borrower will not Guarantee any Indebtedness of any Person without the prior written consent of the Bank.

4.22         Business. The Borrower will not materially change the nature of its business without the consent of the Bank.

4.23         Inventory. All Inventory and other Collateral subject to the Security Documents is located at the locations set forth on Schedule 4.23 hereof; in the event, any additional locations are added, Borrower shall notify Bank of same and execute any UCC-1 Financing Statements or take such other actions as Bank may reasonably request to evidence the security interest granted to the Bank.

ARTICLE 5

DEFINITIONS AND ACCOUNTING MATTERS

5.1           Certain Defined Terms. In addition to the other defined terms provided for elsewhere in this Agreement, as used herein the following terms shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or any other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director of such Person.

“Applicable Margin” shall mean (A) if the Debt Ratio shall at any time equal or exceed 1.00:1, with respect to Loans which are (i) Prime Rate Loans, .5%; (ii) COF Loans, 2.5% and (iii) LIBOR Loans, 2.5%; or (B) effective three Business Days after receipt by the Bank from the Borrower of financial statements demonstrating a change in the Debt Ratio such that the Debt Ratio equals or is less than .99 to 1, with respect to Loans which are (i) Prime Rate Loans, 0%; (ii) COF Loans, 2.0% and (iii) LIBOR Loans, 2.0%; provided, that if an Event of Default shall occur and be continuing “Applicable Margin” shall mean the Applicable Margin as set forth in clause (A) above.

“Bankruptcy Code” shall mean 11 U.S.C. S101, et seq., as amended.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in New York City and, where such term is used in the definition of “Quarterly Date” in this Section 5.1 or if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a LIBOR Loan or a COF Loan, as the case may be, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, any day which is also a London Banking Day.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under United States generally accepted accounting principles and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with United States generally accepted accounting principles.

“COF Rate” shall mean the rate of interest per annum determined by the Bank, in its sole discretion, that is based upon a rate per annum or a blending of rates per annum at which the Bank is then able to raise deposits to fund a given COF Loan, the source of which may change daily but is currently determined by the Bank as the rate it would offer in the London interbank market for deposits of Eurodollars in amounts and for an Interest Period comparable to the amount and term of the Interest Period selected by the Borrower, which offered rate shall be adjusted as necessary to reflect the reserve requirements and assessment rates and all other costs of such funds.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning assigned to such term in the Security Documents.

“Commitment” shall mean the obligation of the Bank to make Loans and issue Letters of Credit hereunder in the aggregate amounts specified in Section 1.1(b) subject to and in accordance with the terms and condition of this Agreement as the same may be reduced from time to time in accordance with Section 1.2(c) hereof.

“Commitment Termination Date” shall mean January 31, 2000.

“Debt Ratio” shall mean, as of any date of determination thereof, the ratio of (i) the aggregate amount of Indebtedness (exclusive of Subordinated Indebtedness) and other liabilities, of the Borrower and its Subsidiaries on a consolidated basis as at such date of determination to (ii) the sum Tangible Net Worth plus Subordinated Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as at such date of determination.

“Debt Service” shall mean, as at any date, the sum (calculated without duplication) of (i) all payments of principal and fees on all items of Indebtedness made during the period commencing on the first day of the fiscal year of the Borrower in which such date occurs and concluding on the last day of the immediately preceding full fiscal quarter; plus (ii) all payments of principal and fees on all items of Indebtedness scheduled to be made during the period commencing on the first day of the fiscal year of the Borrower in which such date occurs and concluding on the last day of the immediately preceding full fiscal quarter (whether or not timely paid); plus (iii) all payments of interest on all items of Indebtedness made during the period commencing on the first day of the fiscal year of the Borrower in which such date occurs and concluding on the last day of the immediately preceding full fiscal quarter; plus (iv) all payments of interest on all items of Indebtedness accrued during the period commencing on the first day of the fiscal year of the Borrower in which such date occurs and concluding on the last day of the immediately preceding full fiscal quarter (whether or not timely paid) exclusive of interest on Subordinated Indebtedness which is not payable during such period assuming compliance with the terms of subordination thereof; plus (v) all payments of taxes made during the period commencing on the first day of the fiscal year of the Borrower in which such date occurs and concluding on the last day of the immediately preceding full fiscal quarter; plus (vi) all payments made in respect of the current portion of capital leases made during the period commencing on the first day of the fiscal year of the Borrower in which such date occurs and concluding on the last day of the immediately preceding full fiscal quarter.

“Debt Service Coverage” shall mean, as at any date of determination thereof, the quotient, expressed as a percentage (which may be in excess of 100%) determined by dividing (i) the earnings before interest, taxes, depreciation and amortization of the Borrower and its Subsidiaries on a consolidated basis for the period commencing on the first day of the fiscal year of the Borrower in which such date occurs and concluding on the last day of the immediately preceding full fiscal quarter by (ii) Debt Service.

“Dollars” and “$” shall each mean lawful money of the United States of America.

“Environmental Laws and Regulations” shall mean all environmental, health and safety laws, rules, regulations, and ordinances applicable to the Borrower or any other Loan Party, or any of their respective assets or properties, including, without limitation:  (i) all rules, regulations, ordinances, decrees, and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, whether issued by environmental regulatory agencies or otherwise, and (ii) all laws, rules, regulations, ordinances and decrees relating to the release of any toxic or hazardous waste or other chemical substance, pollutant or contaminant into the environment or the generation, treatment, storage or disposal of any toxic or hazardous wastes or other chemical substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

“Guarantee” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person or in any manner providing for the payment of any Indebtedness or other obligation of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take or pay or otherwise), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb shall have a correlative meaning.

“Hazardous Substance” shall mean any hazardous substance, hazardous or toxic waste, hazardous material, pollutant or contaminant, as those or similar terms are used in the Environmental Laws and Regulations and shall include, without limitation, asbestos and asbestos related products, chlorofluorocarbons, oils or petroleum derived compounds, polychlorinated biphenyls, pesticides and radon.

“Indebtedness” shall mean, as to any Person at any date (without duplication):  (i) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 120 days of the date incurred or, if unpaid, are being disputed in good faith by such Person and for which an adequate reserve has been established; (iii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (iv) all Indebtedness or other obligations of others Guaranteed by such Person; (v) all Capital Lease Obligations; and (vi) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments.

“Interest Payment Date” shall mean (a) with respect to any Prime Loan, the first Business Day of each calendar month to occur after a Prime Loan is made or a Libor Loan or a COF Loan is converted to a Prime Loan, and the date of conversion of a Prime Loan to a Libor Loan or a COF Loan, (b) as to any Libor Loan or COF Loan in respect of which the Borrower has selected an Interest Period of one, two, three or six months, the last Business Day of such Interest Period and, in the case of any Interest Period of six months, on the corresponding date of the third month of such Interest Period, (c) as to any COF Loan in respect of which the Borrower has selected an Interest Period of one week, the day which is six days after the first day of the commencement of such Interest Period, subject to adjustment as set forth in the definition of “Interest Period” set forth below and (d) as to any Loan, the Commitment Termination Date or such earlier date as the Commitment shall terminate as provided herein.

“Interest Period” shall mean, with respect to any LIBOR Loan or COF Loan, the period commencing on the date such Loan is made or converted from another type of loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 1.3 hereof, except that (i) each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month and (ii) in respect of a COF Loan for which a one week Interest Period has been selected, the sixth day after the day such Interest Period commences. Notwithstanding the foregoing, each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and in the case of Libor Loans, no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be a shorter period, such Loans shall not be available hereunder.

“Investment” by the Borrower shall mean any investment in any Person whether by means of share purchase, loan, advance, extension of credit, Guarantee, capital contribution or otherwise.

“Liabilities” shall have the meaning set forth in Section 1.1(h) hereof.

“LIBOR Base Rate” shall mean the rate per annum determined on the basis of the offered rates for United States dollar deposits (having terms comparable to the Interest Period and in amounts comparable to the principal amount of the LIBOR Loans to which such Interest Period relates) which appeared on the Reuters Screen LIBOR Page as of 11:00 A.M. (London time) two London Banking Days prior to the date of determination thereof. If at least two such offered rates appeared on the Reuters Screen LIBOR Page, the rate for any day shall be the arithmetic mean (rounded upward to the nearest whole multiple of 1/100% per annum, if such average is not such a multiple) of such offered rates, or if fewer than two offered rates appeared, “LIBOR Base Rate” shall mean the rate of interest for United States dollar deposits (having terms comparable to the Interest Period and in amounts comparable to the LIBOR Loans to which such Interest Period relates) offered by the principal London office of Fleet Bank to major banks in the London interbank market at approximately 11:00 A.M. (London time) two London Banking Days prior to the determination thereof.

“LIBOR Loans” shall mean Loans the interest rates on which are determined on the basis of the LIBOR Rate.

“LIBOR Rate” shall mean, on any date of determination thereof, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the LIBOR Base Rate for the applicable Interest Period divided by one minus the Reserve Requirement.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan Documents” shall mean the Security Documents and the Intercreditor Agreement.

“Loan Party” shall mean any Person other than the Bank which is a party to a Loan Document.

“Loans” shall mean the loans provided for by Section 1.1 hereof and drawings under the Letters of Credit.

“London Banking Day” shall mean any day on which dealings in deposits in Dollars are transacted in the London interbank market.

“Multiemployer Plan” shall mean a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Original Revolving Note” means the Note dated December 15, 1993 in the principal amount of $8,500,000 made by the Borrower in favor of the Bank.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean an individual, a corporation, a partnership, a joint venture, a joint adventure, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, or any other legal entity.

“Plan” shall mean an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post Default Rate” shall mean a rate per annum equal to 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans (provided that, with respect to LIBOR Loans and COF Loans the “Post Default Rate” shall be, for the period commencing on the date at which such Loans bear interest at the Post Default Rate and ending on the last day of the Interest Period therefor, 2% above the interest rate for such Loan as provided in Section 1.1(f) hereof and, thereafter, the rate provided for above in this definition).

“Prime Rate” shall mean the rate per annum established by the Bank from time to time as the reference rate for short term commercial loans in Dollars to domestic corporate borrowers (which the Borrower acknowledges is not necessarily the Bank’s lowest rate).

“Prime Rate Loans” shall mean Loans which bear interest at rates based upon the Prime Rate.

“Qualified Preferred Stock” shall mean (a) preferred stock of the Borrower, the proceeds of the issuance of which are used to pay accrued dividends on outstanding issues of the Borrower’s preferred stock, with an effective interest rate which does not exceed by more than 25% the effective interest rate of the preferred stock the dividends on which are being paid; (b) preferred stock of the Borrower, the proceeds of the issuance of which are used to redeem (in whole or in part) outstanding issues of the Borrower’s preferred stock, with an effective interest rate which does not exceed by more than 25% the effective interest rate of the preferred stock being redeemed; and (c) preferred stock of the Borrower, the proceeds of the issuance of which are used to repay the principal of Subordinated Indebtedness, with an effective interest rate which does not exceed by more than 25% the interest rate of the Subordinated Indebtedness being repaid.

“Quarterly Dates” shall mean the first Business Day of each January, April, July and October.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” shall mean, in the case of LIBOR Loans or COF Loans, as the case may be, the actual rate at which reserves (including any marginal, supplemental or emergency reserves) are maintained, in each case during the Interest Period therefor, under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate or the COF Rate, as the case may be, is to be determined or (ii) any category of extensions of credit or other assets which include LIBOR Loans or COF Loans, as the case may be.

“Restricted Payments” shall mean: (i) prepayments of principal of, or interest on, or any other amounts owing in respect of, any Indebtedness of the Borrower other than Indebtedness to the Bank (ii) payments of principal of or any other amounts owing in respect of any items of Subordinated Indebtedness other than interest thereon: (iii) after the occurrence and during the continuance of an Event of Default, payments of interest on any items of Subordinated Indebtedness; and (iv) dividends or other distributions of the Borrower (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any capital stock of the Borrower. Notwithstanding the foregoing, “Restricted Payments” shall not include (1) payments of principal of any items of Subordinated Indebtedness; (2) payments of accrued dividends on preferred stock of the Borrower; or (3) payments in redemption of preferred stock of the Borrower if in each such case (a) the funds used to make such payments are derived exclusively from the proceeds of the issuance by the Borrower of either its common stock or a new issue of Qualified Preferred Stock; and (b) at the time of such payment and after giving effect thereto no Event of Default shall have occurred and be continuing.

“Security Agreement” shall mean the Security Agreement between the Borrower and the Bank described in Section 2.3(b) hereof, as the same shall be amended, modified and supplemented and in effect from time to time.

“Security Documents” shall mean the Security Agreement, the financing statements referred to in Section 2.1(f) hereof, the Guarantees referred to in Section 2.1(j) hereof and such other agreements, instruments and documents as the Bank may reasonably require to effect the purposes of the Security Agreement and this Agreement.

“Subordinated Indebtedness” shall mean Indebtedness which is subordinated in right of payment of principal, interest and other amounts to the payment of the principal of and interest on the Loans and other amounts payable by the Borrower under this Agreement, the Note and the Security Documents upon terms (including, without limitation, terms of amortization and interest rate) which are in form and substance satisfactory to the Bank.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity, whether now existing or hereafter organized or acquired, of which a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions (irrespective of whether or not at the time stock of any other class or classes of such corporation or any other type of ownership interest of such other entity shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person.

“Tangible Net Worth” shall mean the amount, on a consolidated basis, by which the tangible assets of the Borrower and its Subsidiaries exceeds the total liabilities of the Borrower and its Subsidiaries, all as determined in accordance with generally accepted accounting principles.

5.2           Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared in accordance with United States generally accepted accounting principles consistently applied. To enable the ready determination of compliance by the Borrower with the various covenants set forth in Article 4 hereof, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in its fiscal year from March 31, June 30 and September 30, respectively.

ARTICLE 6

EVENTS OF DEFAULT

The occurrence of any of the following events shall be deemed an event of default (an “Event of Default”) hereunder:

6.1           Payment. The Borrower shall (a) fail to pay within ten days after its due date any interest and/or principal due on the Loans or (b) fail to pay any amounts drawn against any of the Letters of Credit within ten (10) days after notice to pay such amounts or (c) fail to pay within ten (10) days of its due date any other payment due under this Agreement or (d) fail to pay on its due date (or after any applicable grace period) any other sum of money due to the Bank.

6.2           Representations and Warranties. Any representation or warranty herein or in any other agreement, instrument or certificate executed pursuant hereto shall prove to have been false or misleading in any material respect when made.

6.3           First Lien. The Bank shall fail to have a legal, valid and binding first Lien on any of the Collateral, provided, however, that the foregoing shall have applicability only to the extent the Bank has a security interest in the Collateral.

6.4           Additional Liens. A security interest, perfected or otherwise, other than the security interests specifically provided for or permitted hereunder, shall be created in the Collateral or if any Lien, including but not limited to any judgment against the Borrower, becomes an encumbrance against the Collateral.

6.5           Bankruptcy. The Borrower shall admit in writing an inability to pay debts as they come due or shall file or shall have filed against it any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

6.6           Liquidation. The Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (iii) take any action (corporate or otherwise) for the purpose of effecting any of the foregoing.

6.7           Operations. The Borrower ceases its operations.

6.8           Material Defaults. Any default shall occur under a credit agreement involving either the borrowing of money or the advance of credit in excess of $500,000 to which the Borrower may be a party as borrower or guarantor and such default results in the acceleration of the money owing under such other loan agreement.

6.9           Covenants.

(a)           Default by the Borrower in the performance or observance of any of its agreements in Section 1.1 (b) or Article 4 hereof or in the other Loan Documents;

(b)           Default by the Borrower in the performance or observance of any of its agreements herein (other than those addressed in Section 6.9(a)) which remain unremedied for 30 or more days after notice from the Bank to the Borrower.

6.10         Any change of control (as such term is used in the definition of “Affiliate” in Section 5.1 hereof) of the Borrower.

6.11         Any other material event occurs or material condition exists which in the opinion of the Bank, using reasonable commercial judgment, constitutes a material adverse change in the business condition or financial status of the Borrower and which in the opinion of the Bank, using reasonable commercial judgment, impairs the ability of the Borrower to discharge its obligations under this Agreement.

ARTICLE 7

REMEDIES

7.1           Whenever an Event of Default has occurred and has not been cured as allowed by this Agreement except in the case of the occurrence of an Event of Default described in Section 6.5, the Bank may do any or all of the following at the same time or at different times:

(a)           Declare (i) the Commitment terminated and (ii) the entire principal amount of the Loans, or the unpaid balance thereof, together with all accrued interest and all other lawful and proper charges thereon immediately due and payable whereupon all such sums shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

(b)           Declare (i) the Commitment terminated and (ii) the entire amount for which the Bank may be liable under the Letters of Credit, together with all accrued interest and all other lawful and proper charges thereon immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower. For purposes of this Section, the Bank shall be entitled to declare immediately due all sums which the Bank is obligated to advance under the Letters of Credit, whether or not such sums have yet been advanced or funded by the Bank. Upon such declaration, all such sums shall become immediately due and payable.

(c)           Declare all other loans, sums and Liabilities owed to the Bank under this Agreement or any other agreement or loan between the Bank and the Borrower together with all accrued interest and all other lawful and proper charges thereon to be forthwith due and payable, whereupon all such sums shall forthwith become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

(d)           (1)           Immediately, and without notice or other action, setoff and apply against the Liabilities (1) any and all deposit accounts (as described in Article 2) and/or (2) any sum owed by the Bank in any capacity to the Borrower whether due or not. The Bank shall be deemed to have exercised such right of setoff and to have made a charge against any such sum immediately upon the occurrence of such Event of Default, even though the actual book entries may be made at some time subsequent thereto.

(2)           Upon the expiration of the Bank’s obligations under the Letters of Credit, the Borrower will be entitled to a refund of those sums so setoff, less the expenses of the Bank otherwise provided for in this Agreement, if such sums have not been drawn against the Letters of Credit.

(e)           Add to the Liabilities the Bank’s reasonable expenses to obtain or enforce payment of any Liabilities hereunder and the enforcement or liquidation of any debt hereunder shall include reasonable attorneys’ fees, plus other reasonable legal expenses incurred by the Bank in connection therewith.

Upon the occurrence of an Event of Default set forth in Section 6.5, automatically and immediately the Commitment shall be deemed terminated and all Liabilities shall be deemed immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

7.2           The rights of the Bank under this Article are in addition to all other remedies, statutory and otherwise, which are available to it under law or otherwise or under the terms of the Note, the Security Documents or any other instrument or agreement required hereunder.

ARTICLE 8

MISCELLANEOUS

8.1           Notice.

(a)           Any communications between the parties hereto or notices provided herein to be given may be given by mailing the same, certified mail, return receipt requested, postage prepaid or by hand delivery or by telecopy or by an overnight delivery service, (1) to the Bank at Exchange Place Centre, 10 Exchange place, Jersey City, New Jersey 07302 Attn: Bonnie Bernstein, Vice President, with a copy to “Current Account Officer for Cache, Inc.”, (2) to the Borrower at the address first above written for the Borrower (Attention: Chief Financial Officer) and (3) such other addresses as either party may in writing hereafter indicate by notice given in conformity with this Section.

(b)           Notices sent by hand delivery or by telecopy or by certified mail shall be deemed received when delivered to the address and/or person designated in this Section. Notices sent by overnight delivery service shall be deemed received when delivered to the address and/or person designated in this Section.

8.2           Binding Agreement. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the Bank. The Bank may (a) assign up to 65% of the Loans to another bank or financial institution so long as the principal amount of the Loans included in each such assignment is not less than $2,000,000; or (b) sell participation in all or any part of any Loan or Loans made by it to another bank or financial institution. In the case of a participation, the participant shall not have any rights under this Agreement or the Notes (the participant’s rights against the Bank in respect of such participation to be those set forth in the agreement executed by the Bank in favor of the participant relating thereto), other than certain voting rights set forth in the immediately succeeding sentence and all amounts payable by the Borrower hereunder shall be determined as if the Bank had not sold such participation. No participant shall have the right to approve any amendment, waiver or modification of this Agreement or any Loan Document except to the extent such amendment, waiver or modification extends the due date for payment of any amount payable hereunder or reduces the amount of principal of, or the interest rate on, the Loans.

8.3           Waiver. No delay or omission to exercise any right, power or remedy accruing to the Bank upon any breach or default (whether such breach or default is now or hereafter occurring) of the Borrower under this Agreement or any note or other document or agreement executed in connection with this Agreement shall (a) impair any such right, power or remedy of the Bank, (b) be construed to be a waiver of any such breach or default, or an acquiescence therein, or (c) be construed to be a waiver of or an acquiescence in any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Bank of any breach or default under this Agreement or any note or other instrument or agreement required hereunder, or any waiver on the part of the Bank of any provision or condition of this Agreement or such other documents or agreements, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or note or other instrument or agreement required hereunder, or by law or otherwise afforded to the Bank, shall be cumulative and not alternative.

8.4           Expenses and Indemnity.

(a)           The Borrower agrees to pay: (i) the reasonable fees and expenses of Windels, Marx, Davies & Ives, special counsel to the Bank, in connection with (a) the preparation, execution and delivery of this Agreement, the Loan Documents and the Note and the making of the Loans hereunder regardless of whether any transaction contemplated hereby is consummated, (b) any amendment, modification or waiver of any of the terms of this Agreement, the Loan Documents or the Note, and (c) filing and recording fees, and taxes and other charges incurred in connection with perfecting, maintaining and protecting the security interest of the Bank in the Collateral; and (ii) after the occurrence of any Event of Default, all reasonable costs and expenses of the Bank (including reasonable counsel’s fees) in connection with the enforcement of this Agreement, the Loan Documents and the Note.

(b)           Whenever an attorney is used to collect any obligation or enforce any right of the Bank against the Borrower under this Agreement, whether by suit or other means, the Borrower agrees to pay the reasonable attorneys’ fees and other reasonable costs and expenses incurred by the Bank. The Borrower also agrees to pay the Bank’s attorneys a reasonable fee and costs and expenses for enforcing against third parties any other rights of the Bank pertaining hereto including the Bank’s defending against any claim pertaining to the Collateral.

(c)           The Borrower will indemnify and hold harmless the Bank from any liability, loss or damage resulting from the violation by the Borrower of Section 1.17 hereof. The Borrower will also indemnify and hold harmless the Bank and its directors, officers and employees and each Person, if any, who controls the Bank from and against any and all claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) which any of them may incur or which may be asserted against any of them in connection with any litigation (including, without limitation, litigation arising under or pursuant to Environmental Laws and Regulations) or investigation (including, without limitation, compliance with or contesting of any subpoenas or process issued against any of the indemnified parties) involving the Borrower or any of its Subsidiaries or any officer, director or employee thereof.

8.5           SetOff. Nothing in this Agreement shall be deemed any waiver or prohibition of the Bank’s right of setoff.

8.6           Governing Law. This Agreement, and any note, other instrument or agreement required hereunder, shall be governed by, and construed under, the laws of the State of New Jersey.

8.7           Jurisdiction. The Borrower agrees that, in addition to any other available forum, any suit, action or proceeding against it arising under or growing out of, or relating to this Agreement or any note or other instrument or agreement required hereunder, or any other instrument executed by the Borrower for the benefit of the Bank may be instituted in any federal court in the State of New Jersey or any State court in the State of New Jersey or in any other court having jurisdiction, and the Borrower hereby waives any objection which it might have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding and waives any claim or defense of inconvenient forum.

8.8           Entire Agreement. This Agreement contains the entire understanding of the parties and any promises or representations not herein contained shall have no force and effect, unless in writing, duly signed by the party to be charged. Neither this Agreement nor any portion or provision hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated, orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

8.9           Termination. The termination of this Agreement shall not affect any rights of the Bank, or any obligation owing to the Bank, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or any Liabilities incurred prior to such termination have been fully disposed of, concluded or liquidated.

8.10         No Discharge. If at any time Liens on any assets of the Borrower are granted to the Bank hereunder, the same shall continue in full force and effect notwithstanding the fact that Borrower’s account may, from time to time, be temporarily in a credit position.

8.11         Survival. All representations, warranties, covenants, waivers and agreements contained herein shall survive the execution of this Agreement.

8.12         Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

8.13         Fees.

(a)           Upon execution of this Agreement, the Borrower shall pay the Bank a non-refundable closing fee of $60,000.

(b)           The Borrower shall pay to the Bank, a commitment fee on the daily average unused amount of the aggregate principal amount available for Loans and Letters of Credit hereunder for the period from and including the date of the execution hereof to and including the earlier of (i) the date the Commitment is terminated pursuant to the terms hereof or (ii) the Commitment Termination Date, at a rate equal to 1/8 of 1% per annum. The accrued commitment fee, if any, shall be payable on the Quarterly Dates and on the earlier of the date the Commitment is terminated and the Commitment Termination Date.

8.14         Confidential Information. The Bank shall keep confidential any non-public information supplied to it by the Borrower except where (a) disclosure is required by law, rule or regulation or the valid order of a court or other governmental authority; (b) such information enters the public domain through no fault of the Bank’s; or (c) the Bank receives such information from a third party not subject to any confidentiality agreement with the Borrower. The foregoing shall not serve to limit the Bank’s ability to use any such information in any litigation or other proceeding with the Borrower.

8.15         Counterparts. This Agreement may be executed in one or more counterparts, any or all of which shall constitute one and the same instrument.

8.16         Captions. Captions and section headings appearing herein are included solely for convenience of reference only and are not intended to affect the interpretation of any provision of this Agreement.

8.17         Trial by Jury. EACH OF THE PARTIES HERETO WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH THEY MAY BOTH BE PARTIES, WHICH ACTION OR PROCEEDING ARISES OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT.

IN WITNESS WHEREOF, the duly authorized officers of the Borrower and the Bank have executed this Agreement as of the date first above written.

CACHE, INC.

By:	/s/ Thomas E. Reinckens
Thomas E. Reinckens
Executive Vice President/CFO

FLEET BANK, N.A.

By:	/s/ Bonnie Bernstein
Bonnie Bernstein
Vice President